                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          TRITON ENERGY CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                          Triton Energy Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                          Triton Energy Corporation                 PRELIMINARY
                 6688 North Central Expressway, Suite 1400               COPY
                           Dallas, Texas  75206

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              To be Held May 11, 1995

To the Shareholders of
TRITON ENERGY CORPORATION

   Notice is hereby given that the annual meeting of shareholders of Triton Energy Corporation (the "Company"), a Texas corporation, will be held at ___:00 a.m., Dallas time, on Thursday, May 11, 1995, at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231 for the following purposes:

   (1) To elect five directors to serve until the third annual meeting of shareholders to occur after the May 11, 1995 meeting, or until their respective successors shall have been duly elected and qualified;

   (2) To effect a change in the state of incorporation of the Company from Texas to Delaware by approving an Agreement and Plan of Merger providing for the Company to merge into a wholly owned Delaware subsidiary; and

   (3) To consider and act upon such other matters as may properly come before the meeting.

   Only holders of record of Common Stock at the close of business on __________, 1995, are entitled to receive notice of and to vote at the meeting, or any adjournment or adjournments thereof. The meeting may be adjourned from time to time without notice other than announcement at the meeting.

   IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY TO THE COMPANY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

   This notice, the Annual Report to Shareholders, the Proxy Statement and the proxy card that are enclosed herewith are sent to you by order of the Board of Directors of the Company.

                      By Order of the Board of Directors

                      Robert B. Holland, III
                      Secretary

Dallas, Texas
April __, 1995

                                                                    PRELIMINARY
                                                                         COPY

                          TRITON ENERGY CORPORATION
                   6688 North Central Expressway, Suite 1400
                              Dallas, Texas  75206
                                 (214) 691-5200

                               PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                            To be Held May 11, 1995

                    SOLICITATION AND REVOCABILITY OF PROXIES

   This Proxy Statement is furnished to the holders of Common Stock, par value $1.00 per share (the "Common Stock"), of Triton Energy Corporation (the "Company"), a Texas corporation, in connection with the solicitation, by order of the Board of Directors on behalf of the management of the Company, of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 11, 1995 (the "Annual Meeting"), and at any and all adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. The approximate date on which this Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card were first sent or given to shareholders was April __, 1995.

   The purpose of the Annual Meeting is to consider and act upon (i) the election of five directors to serve until the third annual meeting of shareholders to occur after the Annual Meeting, or until their successors have been duly elected and qualified; (ii) a proposal to effect a change in the state of incorporation of the Company from Texas to Delaware by approving an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of the Company with and into a wholly owned Delaware subsidiary; and (iii) such other matters as may properly come before the Annual Meeting or any adjournment thereof.

   Proxies in the accompanying form that are properly executed, returned to the Company and not revoked will be voted at the Annual Meeting. Any shareholder has the unconditional right to revoke his proxy at any time before it is voted. Proxies may be revoked by duly executing a later dated proxy relating to the shares being voted or by attending the Annual Meeting and voting by ballot in person (attending the Annual Meeting without executing a ballot will not constitute revocation of a proxy). A proxy in the accompanying form which is properly executed, received by the Company and not revoked will be voted only as specified in the proxy. Unless the shareholder specifies otherwise, a proxy in the accompanying form which is properly executed, returned by a shareholder to the Company and not revoked will be voted (i) FOR the election of the five individuals who have been nominated by the Board of Directors to serve as directors of the Company; (ii) FOR approval of the Merger Agreement effecting the reincorporation; and (iii) at the discretion of the proxy holders with regard to any other matters that may properly come before the Annual Meeting.

   Management of the Company knows of no matters other than as described in the accompanying Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters, not now known, properly come before such meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on such matters.

                      VOTING AND PRINCIPAL SHAREHOLDERS

   At _______, 1995, the Record Date (herein so called) for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting, there were outstanding ____________________ shares of Common Stock which were held of record by approximately ___________________ shareholders. Each share of Common Stock is entitled to one vote on any matter to come before the Annual Meeting.

   The presence, in person or by proxy, of the holders of at least a majority of the shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. Each share represented at the Annual Meeting in person or by proxy will be counted toward a quorum. Approval of the proposal to elect the five nominees to serve as directors requires the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon. Votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding and entitled to vote on the Record Date. A shareholder may vote for or against the proposal or abstain from voting with respect to that proposal. Abstentions and broker nonvotes will have the same effect as a vote against such proposal. The holders of Common Stock have no appraisal or similar rights with respect to any matter scheduled to be voted on at the Annual Meeting.

   The following table sets forth information as of March ___, 1995, except as noted below, regarding the beneficial ownership of capital stock of the Company by each person known to the Company to own 5% or more of the outstanding shares of the Common Stock, each director of the Company and each nominee for director, the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers for the year ended
December 31, 1994 and the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of capital stock owned by them, unless otherwise noted.

                                            Amount and
                                              Nature
Name and Address                           of Beneficial            Percent
of Beneficial Owner                         Ownership (1)           of Class
- ---------------------------------------    --------------           ---------
Oppenheimer Group, Inc.
   Oppenheimer Tower, World
   Financial Center
   New York, New York 10281 . . . . . . . . . 4,860,611               13.7%

Dietche & Field Advisers, Inc.
   437 Madison Avenue
   New York, New York 10022 . . . . . . . . . 2,338,473                6.6

Lynch & Mayer, Inc.
   520 Madison Avenue
   New York, NY 10022 . . . . . . . . . . . . 2,021,250                5.7
Herbert L. Brewer . . . . . . . . . . . . . .    51,523(2)             *
Ernest E. Cook  . . . . . . . . . . . . . . .    38,299(3)             *
Ray H. Eubank . . . . . . . . . . . . . . . .    49,151(3)             *
Thomas G. Finck . . . . . . . . . . . . . . .   193,262(4)             *
Jesse E. Hendricks  . . . . . . . . . . . . .    34,435(3)             *
Fitzgerald S. Hudson  . . . . . . . . . . . .   165,000(2)(5)          *
William I. Lee  . . . . . . . . . . . . . . .   285,003(6)             *
John P. Lewis . . . . . . . . . . . . . . . .    31,090(3)             *
Michael E. McMahon  . . . . . . . . . . . . .     5,000(7)             *
Wellslake D. Morse, Jr  . . . . . . . . . . .    30,683(3)             *
Edwin D. Williamson . . . . . . . . . . . . .     1,000                *
J. Otis Winters . . . . . . . . . . . . . . .     7,000(8)             *
John P. Tatum . . . . . . . . . . . . . . . .   149,685(9)             *
Nick G. De'Ath  . . . . . . . . . . . . . . .    58,750(10)            *
Robert B. Holland, III  . . . . . . . . . . .    86,209(11)            *
Peter Rugg  . . . . . . . . . . . . . . . . .    91,191(12)            *
All directors and executive officers as a
group (17 persons, including those
individuals named above)  . . . . . . . . . . 1,376,081(13)            3.8

__________________

*  less than 1%

(1) Includes shares of Common Stock held by or for the benefit of wives and minor children of directors and executive officers and entities in which directors or executive officers hold a controlling interest. Certain directors and executive officers also own securities


                                       3


issued by corporations in which the Company owns a minority equity interest. Information with respect to beneficial ownership of shares of Common Stock by Oppenheimer Group, Inc., Dietche & Field Advisers, Inc. and Lynch & Mayer, Inc. is based solely upon the latest reports of such entities on Schedules 13G filed with the Securities and Exchange Commission.

(2) Includes 15,000 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days.

(3) Includes 30,000 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days.

(4) Includes 128,100 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days and 60,000 shares issuable upon conversion of the Company's Convertible Subordinated Debentures (the "Debentures") issued under the Company's Convertible Subordinated Debenture Plan and that are convertible within 60 days.

(5) Includes 80,000 shares held by partnerships in which Mr. Hudson owns a 1% interest and for which Mr. Hudson serves as general partner.

(6) Includes 5,000 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days and 16 shares of Common Stock issuable upon the conversion of shares of the Company's 5% Convertible Preferred Stock.

(7) Consists of 5,000 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days.

(8) Includes 5,000 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days.

(9) Includes 98,042 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days and 50,000 shares issuable upon conversion of Debentures that are convertible within 60 days.

(10) Consists of 28,750 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days and 30,000 shares issuable upon conversion of Debentures that are convertible within 60 days.

(11) Includes 40,600 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days and 40,000 shares issuable upon conversion of Debentures that are convertible within 60 days.


                                       4


(12) Includes 50,000 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days and 40,000 shares issuable upon conversion of Debentures that are convertible within 60 days.

(13) In addition to the shares issuable upon exercise of stock options and conversion of 5% Convertible Preferred Stock and Debentures as described in the foregoing footnotes, includes 12,500 shares issuable upon exercise of stock options that are exercisable or exercisable within 60 days and 30,000 shares issuable upon conversion of Debentures that are convertible within 60 days.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

   In accordance with the Bylaws of the Company, directors of the Company are divided into three classes, such classes being as nearly equal in number as possible. The term of office of each class is three years. At the Annual Meeting it is proposed that the nominees listed below be elected as members of the Board of Directors with terms expiring in 1998. Each such director shall be elected to serve in such capacity until the third annual meeting of shareholders to occur after the Annual Meeting or until his respective successor is duly elected and qualified.

INFORMATION CONCERNING DIRECTORS

   Information concerning the five nominees proposed by the Board of Directors for election as directors with terms expiring in 1998 along with information concerning the present directors, whose terms of office will continue after the Annual Meeting, is set forth below.

   In the event that any of the below-named nominees for director becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for the election in his stead of such person as the management may recommend. Unless otherwise instructed on the proxy, the proxy holders will vote the proxies received by them FOR the election of the nominees shown below:

                                         PRINCIPAL OCCUPATION AND           DIRECTOR
        NAME               AGE           OFFICES WITH THE COMPANY            SINCE
        ----               ---           ------------------------           --------
                                  NOMINEES
                              TERM EXPIRING 1998
Thomas G. Finck  . . . . .   48    President and Chief Executive Officer(1)  1992
Fitzgerald S. Hudson . . .   70    Investments                               1992
William I. Lee . . . . . .   68    Chairman of the Board(1)                  1966
________________ . . . . .   __    _____________________________               --
________________ . . . . .   __    _____________________________               --


                                       5



                            DIRECTORS CONTINUING IN OFFICE
                               PRESENT TERM EXPIRES 1996

Herbert L. Brewer  . . . .   69    Investments                            1989
Jesse E. Hendricks . . . .   81    Professional Consulting Engineer       1965
Michael E. McMahon . . . .   47    Managing Director, Lehman Brothers     1993
J. Otis Winters  . . . . .   62    Chairman, Pate, Winters & Stone, Inc.  1993

                               PRESENT TERM EXPIRES 1997
Ernest E. Cook . . . . . .   69    Independent Oil and Gas Consultant and
                                    Independent Oil Operator              1978
Ray H. Eubank  . . . . . .   67    Professional Consulting Engineer and
                                    Independent Oil Operator              1969
John P. Lewis  . . . . . .   58    Managing Partner of J. Lewis Partners,
                                    L.P.                                  1987
Wellslake D. Morse, Jr.  .   67    Investments                            1978
Edwin D. Williamson  . . .   55    Partner, Sullivan & Cromwell           1994

- --------------
(1) Mr. Lee has advised the Board that he will step down as Chairman of the Board effective immediately following the Annual Meeting and the Board has approved the succession of Mr. Finck to the additional title of Chairman of the Board following such action.


   Except as indicated below, all of the directors and nominees for director of the Company have served in various capacities with the Company or in the capacities specified above for a period of at least five years.

   In August 1992, Mr. Finck became a director, President and Chief Operating Officer of the Company, and effective January 1, 1993, Mr. Finck became Chief Executive Officer. From July 1, 1991, to August 13, 1992, Mr. Finck served as President and Chief Executive Officer of American Energy Group, an independent oil and natural gas exploration and production company. From May 1984 until June 1991, Mr. Finck served as President and Chief Executive Officer of Ensign Oil & Gas Inc., a private domestic oil and gas exploration company. Mr. Finck also served as Vice President-Chief Petroleum Engineer of Morgan Guaranty Trust Company of New York from 1974 to 1980.

   Mr. Hudson's principal occupation since 1991 has been his position as general partner of Hudson Group Partners, a family investment partnership, and from 1990 to 1991 Mr. Hudson was Chairman of the construction division of Willis Corroon, an insurance brokerage firm. Mr. Hudson was the Chairman and Chief Executive Officer of Collier Cobb and Associates, an insurance brokerage firm, for more than five years prior to its sale in 1990.

   Mr. Lee was Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years prior to January 1993 when Mr. Finck succeeded him as Chief Executive Officer. Mr. Lee has continued to serve as Chairman of the Board.

   Mr. Brewer served as Chairman of the Board and Chief Executive Officer of Triton Europe plc, as well as Senior Vice President of the Company, until his retirement on December 31, 1991.

   Mr. McMahon became a Managing Director of Lehman Brothers in October 1994. Prior to joining Lehman Brothers, Mr. McMahon was a partner in Aeneas Group, Inc., a subsidiary of Harvard Management Company, Inc., since January 1993. Harvard Management Company, Inc. is a private investment company responsible for managing the endowment fund of Harvard University. Mr. McMahon was primarily responsible for the fund's energy and commodities investments. From 1989 through 1992 Mr. McMahon was a Managing Director of Salomon Brothers, Inc., responsible for investment banking activities with energy and chemical companies worldwide. Mr. McMahon served as a Managing Director of Lehman Brothers from 1983 to 1989, with responsibility for coordinating that firm's investment banking activities with energy and mining companies worldwide.

   Mr. Winters has been Chairman of Pate, Winters & Stone, Inc., a corporate consulting firm, since 1990.

   Mr. Williamson has been a partner in the law firm of Sullivan & Cromwell since 1970, except from September 1990 to January 1993 when he served as the legal adviser of the United States State Department. Sullivan & Cromwell represents the parties, including the Company, to the Cusiana field association contracts in connection with the formation of a joint stock company to construct, own and operate pipeline and related facilities to transport production from the Cusiana field.

   Mr. Finck is the Chairman of the Board of Crusader Limited, the Company's 49.9% owned affiliate, and a director of New Zealand Petroleum Company Limited, a New Zealand corporation 33.7% owned by the Company; Mr. McMahon is a director of Tejas Power Corporation, Marine Drilling Companies and Cairn Energy USA, Inc.; Mr. Winters is a director of American Medical Technologies, Inc., Liberty Bancorp, Inc., Trident NGL, Inc. and United Medicorp, Inc.; and Mr. Cook is a director of Input/Output, Inc. and Marine & Mercantile Securities plc. As far as is known to the management of the Company, no other director or nominee for director of the Company is a director of any company (other than the Company) that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or that is subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

   As far as is known to the Company, no family relationships exist (i) between the directors and the nominees for director of the Company, or (ii) between the directors or nominees for director and the officers of the Company.

                       MEETINGS OF DIRECTORS AND COMMITTEES

   During the year ended December 31, 1994, the Board of Directors held seven meetings. Each current director attended no less than 75% of these meetings and of the meetings of the committees of the Board of Directors on which he served.

   The Board of Directors has an Executive Committee, which has the authority, subject to restrictions imposed by Texas law and the Company's Bylaws, to act for the Board of Directors. Messrs. Finck (Chairman), Hendricks, Hudson, Lee and Lewis currently are members of the Executive Committee. The Executive Committee held eight meetings during the year ended December 31, 1994.

   The Board of Directors has an Audit Committee, whose functions include the selection of the independent auditors, along with the review in conjunction with the independent auditors of the plans and scope of the audit engagement. The committee also reviews with the independent auditors the results of their examination, approves the fee charged by the independent auditors and reviews the Company's internal controls. Messrs. Lewis (Chairman), Cook, Eubank and Hendricks currently are members of the Audit Committee. The Audit Committee held four meetings during the year ended December 31, 1994.

   The Board of Directors has a Compensation Committee, which reviews and recommends the compensation to be paid to employees and reviews, interprets and helps administer the 401(k) plan and the various existing stock option, restricted stock and convertible debenture plans. Messrs. Winters (Chairman), Brewer, Hudson, McMahon and Morse currently are members of the Compensation Committee. The Compensation Committee held six meetings during the year ended December 31, 1994.

   In January 1995, the Board created a Nominating Committee, which is, as was the Executive Committee prior to January 1995, authorized by the Board of Directors to recommend nominees for election to the Board of Directors and nominees to fill additional directorships that may be created and to fill vacancies which may exist on the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders. Recommendations by shareholders should be submitted to the Secretary of the Company and should identify the nominee by name and provide detailed background information. Messrs. Hudson (Chairman), McMahon, Williamson and Winters currently are members, and Mr. Finck is an ex-officio member, of the Nominating Committee.

                           PROPOSAL NO. 2

                     REINCORPORATION IN DELAWARE

BACKGROUND

   Triton Energy Corporation (the "Company" or "Triton Texas") was incorporated under the laws of the State of Texas in 1962. The Company believes that it would be in the best interests of the Company's shareholders for the Company to become incorporated under the laws of the State of Delaware.

   At the Annual Meeting, shareholders will be asked to approve a change in the state of incorporation of the Company by adopting and approving the Merger Agreement in the form of Appendix A to this Proxy Statement. After the shareholders have approved the proposed Merger Agreement, Triton Texas will be merged (the "Reincorporation") into a wholly owned Delaware subsidiary ("Triton Delaware"), which has been organized for that purpose. The Board of Directors is recommending that shareholders approve the proposed Merger Agreement and Reincorporation of the Company from Texas to Delaware. The Merger Agreement provides that the Reincorporation may be abandoned at any time at the discretion of the Board of Directors of the Company. The Certificate of Incorporation and Bylaws of Triton Delaware are substantially identical to the Articles of Incorporation and Bylaws of Triton Texas. Particularly, the provisions of the Certificate of Incorporation of Triton Delaware relating to the authorized number and classes of stock and the characteristics thereof and the management of the affairs of the Company are substantially identical to the corresponding provisions currently contained in the Articles of Incorporation of Triton Texas.

REASONS FOR CHANGE IN THE STATE OF INCORPORATION

   As part of the Company's strategy to focus on its international oil and gas exploration business, the implementation of which to date has resulted in a substantial majority of the Company's assets being located outside the United States, management is continually evaluating the Company's corporate structure. The Company proposes to reincorporate as a Delaware corporation for several reasons. First, the General Corporation Law of the State of Delaware (the "DGCL") is generally recognized as one of the most comprehensive and progressive of the state corporation statutes. Accordingly, because, in the opinion of the Board and management of the Company, the DGCL addresses matters of corporate concern more thoroughly than does the Texas Business Corporation Act (the "TBCA") and is more reflective of current trends and developments in the business community than is the TBCA, by reincorporating as a Delaware corporation, the Company will be better suited to take advantage of business opportunities as they arise and to provide for changing business needs. Second, there exists a more substantial body of case law construing the DGCL concerning corporate matters, such as the governance of a corporation's internal affairs and its relationships and contacts with others, than is found construing the TBCA. This substantial body of case law contributes to greater predictability under the DGCL and reduces uncertainties and risks commonly associated with resolving corporate matters. See "Certain Differences Between the Corporation Statutes of Texas and Delaware." In making its recommendation, the Board of Directors considered a number of jurisdictions in which to reincorporate, including a number of offshore jurisdictions. Although the Company may give further consideration to an offshore migration, the Company has not yet concluded, and may not conclude, that an offshore migration would be advisable.

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

CONVERSION OF SHARES

   At the effective date of the Reincorporation (the "Effective Date"), (i) each outstanding share of the Company's Common Stock, par value $1.00 per share, will be converted on a one-for-one basis into a share of common stock, par value $1.00 per share, of Triton Delaware and (ii) each outstanding share of the Company's 5% Convertible Preferred Stock, no par value, will be converted on a one-for-one basis into a share of 5% Convertible Preferred Stock, no par value, of Triton Delaware. Such conversion of shares will not result in any change in the present ownership of shares of stock of the Company. Triton Texas stock certificates outstanding will automatically be deemed to represent the same number of Triton Delaware shares as represented by the Triton Texas certificates prior to the Reincorporation. Shareholders of Triton Texas will not be required to exchange their Triton Texas stock certificates for Triton Delaware stock certificates. Following the Reincorporation, previously outstanding Triton Texas stock certificates may be delivered in effecting sales, through a broker or otherwise, of shares of Triton Delaware. The Triton Delaware Common Stock is expected to be listed on the NYSE, as a successor to the Triton Texas stock.
The 5% Convertible Preferred Stock of Triton Delaware will have substantially identical terms as the 5% Convertible Preferred Stock of Triton Texas, and there will be no change in the relative rights of the holders of the Company's 5% Convertible Preferred Stock as a result of the Reincorporation.

NO CHANGE IN BUSINESS PLAN, MANAGEMENT, ASSETS, LIABILITIES, NET WORTH OR CAPITALIZATION

   The proposed Reincorporation will not result in any change in the business, management, assets, liabilities, net worth or capitalization of the Company. Upon completion of the Reincorporation, the name of the Company will continue to be Triton Energy Corporation and all of the previously outstanding shares of Common Stock and 5% Convertible Preferred Stock of Triton Texas will be automatically converted into the same number of shares of Common Stock and 5% Convertible Preferred Stock of Triton Delaware. Promptly after the effectiveness of the Reincorporation, the Company will issue an appropriate press release, announcing the completion of the Reincorporation. It will not be necessary for shareholders to exchange their Triton Texas stock certificates for Triton Delaware stock certificates. The Reincorporation may, however, be abandoned, either before or after shareholder approval, if circumstances arise which, in the opinion of the Board of Directors, make it inadvisable to proceed.

AUTHORIZED SHARES OF COMMON AND PREFERRED STOCK

   Upon consummation of the Reincorporation, the authorized capital stock of Triton Delaware will consist of 200,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, without par value. No additional shares of Triton Delaware preferred stock will be issued in connection with the Reincorporation. Under the Certificate of Incorporation of Triton Delaware, as is currently the case under the Articles of Incorporation of the Company, preferred stock will be issuable in series by action of the Board of Directors, which may fix the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions thereof. The Company's Articles of Incorporation authorize the same number of shares of Common Stock and preferred stock.

COMPANY EMPLOYEE BENEFIT PLANS

   The Company's employee benefit plans will not be changed in any material respect by the Reincorporation. Each option and Debenture exercisable for or convertible into the Company's Common Stock outstanding immediately prior to the Reincorporation will be automatically adjusted so that such options and Debentures will become exercisable for or convertible into the same number of shares of Triton Delaware Common Stock upon the same terms and conditions as in effect immediately prior to the Effective Date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a brief summary of the principal federal income tax consequences of the Reincorporation to holders of Common Stock under present law. The summary does not address potential legislative changes that may affect it nor does it address any state, local or foreign tax consequences of the Reincorporation. The summary is for general information only. SHAREHOLDERS SHOULD CONSULT THEIR PERSONAL TAX ADVISERS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATION AND POTENTIAL CHANGES IN THE APPLICABLE LAW AS TO ALL FEDERAL, STATE, LOCAL AND OTHER TAX MATTERS IN CONNECTION WITH THE REINCORPORATION. The Company has not secured, nor does it intend to secure, any ruling from the Internal Revenue Service on the nontaxable nature of the Reincorporation.

   No gain or loss should be recognized by the Company or shareholders of the Company whose Common Stock is automatically converted into Common Stock of Triton Delaware by reason of the consummation of the Reincorporation. The tax basis of Triton Delaware Common Stock received by a shareholder of Triton Texas through the Reincorporation should be the same as the tax basis of Triton Texas Common Stock converted into Triton Delaware Common Stock. A shareholder who holds Triton Texas Common Stock as a capital asset should include in the shareholder's holding period for the Triton Delaware Common Stock received in the Reincorporation the holding period for the Triton Texas Common Stock converted into such Triton Delaware Common Stock.

SECURITIES ACT CONSEQUENCES

   After the Reincorporation, Triton Delaware will be a publicly held company, its Common Stock is expected to be quoted on the New York Stock Exchange (the "NYSE") and the Company will file with the Securities and Exchange Commission and provide to its shareholders the same type of information that Triton Texas has previously filed and provided. The shares of Triton Delaware to be issued in exchange for shares of Triton Texas are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption with respect to a merger which has as its sole purpose a change in the domicile of the corporation. Shareholders whose stock in Triton Texas is freely tradable before the Reincorporation will own freely tradable shares of Triton Delaware. Shareholders holding restricted securities of Triton Delaware will be subject to the same restrictions on transfer as those to which their present shares of stock in Triton Texas are subject. For purposes of computing compliance with the holding period of Rule 144 under the Securities Act, shareholders will be deemed to have acquired their shares in Triton Delaware on the date they acquired their shares in Triton Texas. In summary, Triton Delaware and its shareholders will be in the same respective position under the federal securities laws after the Reincorporation as were Triton Texas and its shareholders prior to the Reincorporation.

VOTE REQUIRED FOR APPROVAL

   Approval of the Merger Agreement and reincorporation in Delaware will require the affirmative vote of the holders of at least two-thirds of the Company's Common Stock outstanding and entitled to vote on the Record Date. As of ____________, 1995, the officers and directors of the Company, together with their affiliates, owned approximately 573,073 shares of the outstanding Common Stock (approximately 1.6% of the outstanding shares) and have each advised the Company that they presently intend to vote all such shares owned by them FOR this proposal.

NO RIGHT OF SHAREHOLDERS TO DISSENT

   Under Article 5.11 of the Texas Business Corporation Act, the holders of Common Stock of the Company do not have the right to dissent from the Reincorporation because such shares are listed on the NYSE. Holders of the Company's 5% Convertible Preferred Stock do not have the right to dissent from the Reincorporation because they have no right to vote with respect to the Reincorporation.

CERTAIN DIFFERENCES BETWEEN THE CORPORATION STATUTES OF TEXAS AND DELAWARE

   After the Reincorporation, the shareholders of the Company, a Texas corporation, will become shareholders of Triton Delaware, a Delaware corporation. Consequently, because of differences between the TBCA and the DGCL, rights of shareholders will be changed in certain respects. Certain changes are summarized below:

   REQUIRED VOTE FOR CERTAIN TRANSACTIONS -- SHAREHOLDER APPROVAL OF
BUSINESS COMBINATIONS. Under the TBCA, a merger or consolidation, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation (a "Disposition") not in the usual and regular course of the corporation's business, or a dissolution of the corporation, must be approved by at least two-thirds of the shares entitled to vote thereon, unless the charter requires the vote of a different number of shares. If the holders of any class of shares are entitled to vote as a class thereon, such a transaction must be approved by two-thirds of the outstanding shares of such class and at least two-thirds of the outstanding shares otherwise entitled to vote thereon.

   Under the DGCL, such transactions are required to be approved by the holders of a majority of the shares entitled to vote thereon unless the charter provides otherwise. In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. See "Amendment of Charter" below. Such class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise; the Certificate of Incorporation of Triton Delaware does not provide otherwise. In addition, the Certificate of Incorporation of Triton Delaware provides that Delaware's statute providing for a super majority vote in connection with certain "business combinations" will not apply following the Reincorporation. See "Delaware Anti-takeover Statute" below.

   ABSENCE OF REQUIRED VOTE FOR CERTAIN MERGERS. Under the TBCA, no vote of the shareholders of a corporation surviving a merger is required to approve the merger if (i) such corporation is the sole surviving corporation in the merger, (ii) the articles of incorporation of such corporation will not differ from its articles of incorporation before the merger, (iii) each shareholder of such corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical preferences, limitations and relative rights, immediately after the effective date of the merger, (iv) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares of such corporation to be issued in the merger, if any, does not exceed 20% of the voting power of the total number of voting shares outstanding immediately before the merger and (v) the number of participating shares of such corporation to be issued in the merger, if any, does not exceed 20% of the number of such shares outstanding immediately before the merger.

   Under the DGCL, no vote of the shareholders of a corporation surviving a merger is required to approve a merger if (i) the agreement of merger does not amend the charter of such corporation, (ii) each share of stock of such corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter and (iii) the number of shares of common stock of such corporation to be issued in the merger, if any, does not exceed 20% of the number of shares outstanding immediately before the merger.

   APPRAISAL RIGHTS. Under the TBCA, in general, a shareholder has (i) the right to dissent from any plan of merger or consolidation or Disposition to which such corporation is a party that where a shareholder vote is required and (ii) the right to demand payment of the fair value of his shares ("appraisal rights") upon compliance with the statutory procedures. However, under the TBCA, a shareholder of a corporation does not have the right to dissent or to assert appraisal rights if (i) the shares held by the shareholder are part of a class or series of shares which are listed on a national securities exchange, or held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or consolidation or Disposition and (ii) the shareholder is not required by the terms of the plan of merger or consolidation or Disposition to accept for his shares any consideration other than (a) shares of the corporation that, immediately after the effective date of the merger or, will be part of a class the shares of which are (x) listed or authorized for listing upon official notice of issuance, on a national securities exchange, or (y) held of record by not less than 2,000 holders or (b) cash in lieu of fractional shares otherwise entitled to be received.

   Similarly, under the DGCL, a shareholder of a corporation does not have appraisal rights in connection with a merger or consolidation or in the case of a Disposition if (i) the shares of such corporation are listed on a national securities exchange or held of record by more than 2,000 shareholders or (ii) such corporation will be the surviving corporation of the merger and no vote of the shareholders of the surviving corporation is required to approve such merger, provided, however, that a shareholder is entitled to appraisal rights in the case of a merger or consolidation, if such shareholder is required by the terms of an agreement of merger or consolidation to accept in exchange for his shares anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of the corporation described in the foregoing clauses (a) and (b), or (d) any combination of the foregoing. The Company's Common Stock is presently listed on the NYSE and the Triton Delaware Common Stock will be listed or authorized for listing upon official notice of issuance by the NYSE.

   SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING. Under the TBCA, if the Articles of Incorporation so provide, any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent thereto is signed by the holders of that number of shares who would be required to approve the action which is the subject of the consent as set forth in the Articles of Incorporation. Triton Texas' Articles of Incorporation does not so provide and therefore any such action without a meeting would require the written consent of all shareholders entitled to vote thereon.

   Under the DGCL, unless otherwise provided in the charter, any action that can be taken at such meeting can be taken without a meeting if written consent thereto is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the shareholders. Triton Delaware's Certificate of Incorporation does not provide otherwise.

   SPECIAL MEETINGS OF SHAREHOLDERS. Under the TBCA, special meetings of shareholders may be called (i) by the president, the Board of Directors or such other person or persons as may be authorized in the charter or the bylaws or
(ii) by shareholders who own at least 10% of the outstanding voting shares unless the charter provides for a lesser or greater number, which may not exceed 50%.

   Under the DGCL, a special meeting of shareholders may be called only by the Board of Directors or by persons authorized in the charter or the bylaws. The Certificate of Incorporation and Bylaws of Triton Delaware do not provide for the call of a special meeting of shareholders by anyone other than the President or the Board of Directors of Triton Delaware.

   DISTRIBUTIONS AND DIVIDENDS; REDEMPTIONS. Under the TBCA, a distribution is defined as a transfer of money or other property (except a corporation's shares or rights to acquire its shares), or an issuance of indebtedness, by a corporation to its shareholders in the form of: (i) a dividend on any class or series of the corporation's outstanding shares; (ii) a purchase or redemption of its shares; or (iii) a payment in liquidation of all or a portion of its assets. Under the TBCA, a corporation may make a distribution, subject to restrictions in its charter, if it does not render the corporation unable to pay its debts as they become due in the usual course of its business, and if it does not exceed the corporation's surplus. Surplus is defined in the TBCA as the excess of net assets over stated capital, as such stated capital may be adjusted by the board. This limitation does not apply to distributions involving a purchase or redemption of shares to eliminate fractional shares, collect indebtedness, pay dissenting shareholders or redeem shares if net assets exceed the proposed distribution.

   Under the DGCL, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by such purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock if such shares are to be retired and the capital reduced.

   PROXIES. Under the TBCA, proxies are valid for 11 months, and under the DGCL, proxies are valid for three years, in both cases unless the proxies provide for a longer period.

   VACANCIES ON BOARD OF DIRECTORS. Under the TBCA, a vacancy on the board may be filled by the vote of a majority of directors then in office, although less than a quorum, or by election at a meeting of shareholders. A newly created directorship resulting from an increase in the number of directors may be filled by election at a meeting of shareholders or may be filled by the board for a term continuing only until the next election of directors by shareholders, but not more than two such directorships may be so filled during the period between any two successive annual meetings.

   Under the DGCL, a vacancy and newly created directorship may be filled by a majority of the remaining directors, although less than a quorum, unless otherwise provided in the charter or bylaws. Neither the Certificate of Incorporation nor the Bylaws of Triton Delaware otherwise so provides.

   REMOVAL OF DIRECTORS. Under the TBCA, the bylaws or charter may provide that at any meeting of shareholders called expressly for that purpose, any director or the entire board may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors, subject to further restrictions on removal which may be contained in the bylaws, except in the case of a corporation with a classified board.

   Under the DGCL, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors (or in the case of class voting, the holders of a majority of the shares of that class and entitled to vote) except in the case of a corporation with a classified board.

   If a Texas or Delaware corporation has a classified board, shareholders may remove a director or directors only for cause unless the charter otherwise provides. The Board of Directors of each of Triton Texas and Triton Delaware is classified.

   INSPECTION OF BOOKS AND RECORDS. Under the TBCA, a shareholder may, for a proper purpose, inspect the books and records of a corporation if such shareholder holds at least 5% of the outstanding shares of stock of the corporation or has been a holder of shares for at least six months prior to such demand.

   Under the DGCL, any shareholder may inspect the corporation's books and records for a proper purpose.

   AMENDMENT OF CHARTER.  Under the TBCA, the charter may be amended if:
(i) the board sets forth the proposed amendment in a resolution and directs that it be submitted to a vote at a meeting of shareholders and (ii) the holders of at least two-thirds of the outstanding shares entitled to vote on the amendment approve it by affirmative vote, unless the charter otherwise requires the vote of a different number of shares, which if lesser, must be at least a majority. In addition, if the holders of any class or series of shares are entitled to vote as a class or series thereon, such an amendment must be approved by the affirmative vote of the holders of at least two-thirds of the shares within each class or series of outstanding shares entitled to vote thereon, unless the charter otherwise requires the vote of a different number of shares, which, if lesser, must be at least a majority.

     Under the DGCL, the charter may be amended if (i) the board sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at the meeting of shareholders and (ii) the holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the charter requires the vote of a greater number of shares. If the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, the holders of a majority of the outstanding shares of such class must also vote in favor of the amendment.

   AMENDMENT OF BYLAWS. Under the TBCA, the board may amend or repeal a corporation's bylaws, or adopt new bylaws, unless (i) the charter reserves such power exclusively to shareholders, or (ii) the shareholders in amending, repealing or adopting a particular bylaw provision expressly provide that the board may not amend or repeal that bylaw. In addition, unless the charter or a bylaw adopted by the shareholders provides otherwise as to all or some portion of a corporation's bylaws, shareholders may amend the bylaws even though such bylaws may also be amended by the board. The Company's Articles of Incorporation do not reserve the power to amend its Bylaws exclusively to the shareholders. No particular Bylaw provision expressly provides that the Board may not amend or repeal it.

   Under the DGCL, the board may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws. The Certificate of Incorporation of Triton Delaware authorizes the Board to amend its bylaws.

   INDEMNIFICATION OF DIRECTORS AND OFFICERS. The TBCA and the DGCL have different provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and agents. If the Reincorporation is approved, the DGCL indemnification provisions will not apply to any act or omission that occurs before the Effective Date. The following is a summary comparison of TBCA and DGCL indemnification provisions:

      SCOPE. Under the TBCA, a corporation is permitted to provide indemnification or advancement of expenses by a bylaw provision, agreement, security arrangement or otherwise. Under the DGCL, indemnification rights are expressly non-exclusive. A corporation is permitted to provide indemnification or advancement of expenses by a bylaw provision, agreement or otherwise.

      ADVANCEMENT OF EXPENSES. Under the TBCA, reasonable court costs and attorneys' fees ("expenses") incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of such corporation (a "proceeding") may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding after the corporation receives (A) a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under the TBCA and (B) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements or indemnification for such expenses is precluded under the TBCA.

      The DGCL provides for the advancement of expenses for such proceedings upon receipt of a similar undertaking, such undertaking, however, need not be in writing. The DGCL does not require that such director give an affirmation regarding his conduct in order to receive an advance of expenses.

      REIMBURSEMENT OF EXPENSES. Under the TBCA, a reimbursement of expenses may only be made after the required determination of the appropriateness thereof has been made pursuant to the procedures set out in the TBCA. Thus, there cannot be automatic reimbursement of expenses.

      Under the DGCL, there is no express provision that allows for the automatic reimbursement of expenses, but a Delaware corporation, through bylaw provision or contract, may make such reimbursement automatic.

      MANDATORY INDEMNIFICATION. Under the TBCA, indemnification by the corporation is mandatory only if the director is wholly successful on the merits or otherwise, in the defense of the proceeding. The DGCL allows for indemnification with respect to any claim, issue or matter on which the director is successful on the merits or otherwise, in the defense of the proceeding.

      INSURANCE. The TBCA and the DGCL both allow a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in such a capacity or arising out of his status as such a person whether or not the corporation would have the power to indemnify him against that liability. Under the TBCA, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement. As noted above, indemnification rights under the DGCL are expressly non-exclusive.

      PERSONS COVERED. The TBCA expressly and separately deals with the protection available for officers, employees and agent. Such protections are similar to those provided to directors. The DGCL provides the same indemnification rights to officers, employees and agents as it provides for directors.

      STANDARD OF CARE. The standard of care required under both the TBCA and DGCL is substantially the same. In general, directors are charged with the duty in their decision-making process and oversight responsibilities to act as would a reasonably prudent person in the conduct of such person's own affairs.

            CONTINUITY OF INDEMNIFICATION. The TBCA does not have a provision that expressly provides indemnification after a directorship has terminated for acts or omissions which took place prior to such termination. The DGCL contains a provision that expressly provides that the statutory indemnification provisions (i) apply to a director after he leaves the corporation for acts he performed while a director and (ii) apply to the estate and personal representatives of the director.

      SHAREHOLDER REPORT. The TBCA requires a report to the shareholders upon indemnification or advancement of expenses. The DGCL does not have a similar reporting requirement.

   LIMITED LIABILITY OF DIRECTORS.  Under Article 1302-7.06 ("Article
1302") of the Texas Miscellaneous Corporation Laws Act, a corporation's charter may eliminate all monetary liability of each director to the corporation or its shareholders for conduct in the performance of such director's duties other than conduct specifically excluded from protection. The Company's Articles of Incorporation does so provide. Article 1302 does not permit any limitation of the liability of a director for (i) breaching the duty of loyalty to the corporation or its shareholders, (ii) failing to act in good faith, (iii) engaging in intentional misconduct or a known violation of law, (iv) obtaining an improper personal benefit from the corporation or (v) violating applicable statutes which expressly provide for the liability of a director. It is likely that any amendment to a charter would have no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of the duty of care.

   Section 102(b)(7) of the DGCL permits the adoption of a charter provision limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director's breach of the fiduciary duty of care ("Section 102"). Section 102 does not permit any limitation of the liability of a director for (i) breaching the duty of loyalty to the corporation or its shareholders, (ii) failing to act in good faith, (iii) engaging in intentional misconduct or a known violation of law, (iv) obtaining an improper personal benefit from the corporation or (v) paying a dividend or approving a stock repurchase that was illegal under the DGCL.

   The Articles of Incorporation of the Company and the Certificate of Incorporation of Triton Delaware both eliminate the monetary liability of a director to the full extent permitted by applicable law.

   DELAWARE ANTI-TAKEOVER STATUTE. The TBCA does not contain an anti-takeover provision. Section 203 of the DGCL makes it more difficult to effect certain transactions between a Delaware corporation (or its majority owned subsidiaries) and an "Interested Shareholder." The term "Interested Shareholder" is defined to include any person owning 15% or more of the outstanding voting stock of a Delaware corporation and affiliates and associates of such person. The definition also covers a person who is an affiliate or an associate of a Delaware corporation and who was the owner of 15% or more of its outstanding voting stock at any time during the preceding three years, and affiliates and associates of such person. Under Section 203, for a period of three years following the date that a shareholder becomes an Interested Shareholder, the following types of transactions ("Business Combinations") between a Delaware corporation and such Interested Shareholder are prohibited unless certain conditions, described below, are met: (i) mergers or consolidations, (ii) sales, leases, exchanges or other disposition of 10% or more of (a) the aggregate assets of the Delaware corporation or (b) the aggregate market value of all the outstanding stock of the Delaware corporation,
(iii) issuance or transfer by the Delaware corporation of shares of its stock that would have the effect of increasing the Interested Shareholder's proportionate share of stock of the Delaware corporation, (iv) receipt by the Interested Shareholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by the Delaware corporation and (v) any other transaction that has the effect of increasing the proportionate share of the stock of the Delaware corporation owned by the Interested Shareholder.

   The three-year ban will not apply: (i) if, prior to the date upon which the Interested Shareholder becomes such, the Board approves either the proposed Business Combination or the transaction which would result in the shareholder becoming an Interested Shareholder; (ii) if, upon the consummation of the transaction that results in such shareholder becoming an Interested Shareholder, the shareholder will own at least 85% of the voting stock of the Delaware corporation which was outstanding on the date such transaction commenced (excluding those shares owned by its directors who are also officers and certain employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (ii) if such Business Combination is approved by the Board and, at a meeting, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Shareholder.

   A Delaware corporation can exclude itself from the coverage of Section 203 by (i) a provision in its charter or (ii) an amendment to the Bylaws adopted by shareholders (which amendment may not be further amended by the Board) or (iii) an amendment to its charter, provided that (a) such amendment to the charter must be approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote thereon and (b) such amendment will not be effective until 12 months after its adoption and will not apply to any Business Combination with a person who became an Interested Shareholder prior to the adoption of such amendment.

   The Certificate of Incorporation of Triton Delaware excludes Triton Delaware from the coverage of Section 203.

                           MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information regarding compensation paid during the year ended December 31, 1994, and the years ended May 31, 1994 and May 31, 1993, to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were executive officers at December 31, 1994, based on salary and bonus earned during the year ended December 31, 1994. The Company changed its fiscal year end from May 31 to December 31, commencing December 31, 1994.



                                                                                         LONG TERM COMPENSATION
                                                                                   ---------------------------------
                                                   ANNUAL COMPENSATION                      AWARDS           PAYOUTS
                                             ----------------------------------    -----------------------   -------
                                                                                   RESTRICTED     OPTIONS/    LTIP      ALL OTHER
          NAME AND                  FISCAL   SALARY               OTHER ANNUAL       STOCK         SARS      PAYOUTS   COMPENSATION
      PRINCIPAL POSITION             YEAR     ($)     BONUS ($)  COMPENSATION(S)    AWARD(S)($)   (#)(1)       (#)          ($)
- -------------------------------     ------   ------   ---------  ---------------   ------------   --------   -------   ------------

Thomas G. Finck . . . . . . . .     1994(2) 566,667    300,000         ---             ---          75,000     ---          ---
 President and Chief                1994    520,833    225,000         ---             ---         150,000     ---          ---
 Executive Officer                  1993    405,979      ---           ---             ---         250,000     ---          ---

John P. Tatum . . . . . . . . .     1994(2) 354,167     50,000         ---             ---         100,000     ---          ---
 Executive Vice President,          1994    329,167       ---          ---             ---         150,000     ---        94,006(3)
 Operations                         1993    231,145       ---          ---             ---          80,000     ---          ---

Nick G. De'Ath (4)  . . . . . .     1994(2) 212,500    150,000         ---             ---          50,000     ---          ---
 Senior Vice President,             1994    190,000       ---          ---             ---          75,000     ---          ---
 Exploration                        1993       ---        ---          ---             ---          20,000     ---          ---

Robert B. Holland, III (5)  . .     1994(2) 341,667    153,479         ---             ---          50,000     ---          ---
 Senior Vice President,             1994    314,583    150,000         ---             ---         100,000     ---          ---
 General Counsel and                1993    125,000       ---          ---             ---          75,000     ---          ---
 Secretary

Peter Rugg (6)  . . . . . . . .     1994(2) 304,167       ---          ---             ---          50,000     ---          ---
 Senior Vice President and          1994    279,167    100,000         ---             ---         100,000     ---          ---
 Chief Financial Officer            1993     34,091       ---          ---             ---          50,000     ---          ---

- ----------------

(1) Options to acquire shares of Common Stock. Does not include Debentures purchased by the named executive officers under the Debenture Plan. See "Debenture Purchase."

(2) Information is for the twelve month period ended December 31, 1994. Accordingly, there is some duplication of the information presented for the fiscal year ended May 31, 1994.



                                      21

(3)  Represents the market value of 2,482 shares of Common Stock allocated to
     Mr. Tatum pursuant to the Company's Employee Stock Ownership Plan, which value is based on the closing price of the Common Stock as of May 31, 1994 as reported on the New York Stock Exchange Composite Tape.

(4)  Mr. De'Ath's employment by the Company commenced April 5, 1993.

(5)  Mr. Holland's employment by the Company commenced January 4, 1993.

(6)  Mr. Rugg's employment by the Company commenced April 13, 1993.


OPTION GRANTS DURING 1994

   The following table provides information related to options and stock appreciation rights granted to the named executive officers during the year ended December 31, 1994.


                                                                                           POTENTIAL REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL RATES
                                                                                                  OF STOCK PRICE
                                                                                            APPRECIATION FOR OPTION
                                                INDIVIDUAL GRANTS                                   TERM (1)
                              ------------------------------------------------------     -----------------------------
                                NUMBER OF     % OF TOTAL
                                SECURITIES   OPTIONS/SARS
                                UNDERLYING    GRANTED TO   EXERCISE OR
                               OPTIONS/SARS  EMPLOYEES IN  BASE PRICE     EXPIRATION
                              GRANTED (#)(2)  FISCAL YEAR   ($/SH)(3)        DATE         0%        5%($)      10%($)
                              -------------- ------------- -----------  -------------    ---     ---------   ---------
Thomas G. Finck . . . . . . .     75,000          6.0%        33.25     Oct. 18, 2004    ---     1,568,306   3,974,395

John P. Tatum   . . . . . . .    100,000          8.0         32.00      May 19, 2004    ---     5,212,463   8,299,976

Nick G. De'Ath  . . . . . . .     50,000          4.0         33.25     Oct. 18, 2004    ---     1,045,537   2,649,597

Robert B. Holland, III  . . .     50,000          4.0         33.25     Oct. 18, 2004    ---     1,045,537   2,649,597

Peter Rugg  . . . . . . . . .     50,000          4.0         33.25     Oct. 18, 2004    ---     1,045,537   2,649,597

- ----------------

(1) The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock from the date of grant to the expiration date. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to four years.


                                      22





(2)  Options to acquire shares of Common Stock. Options become exercisable with respect to 25% of the shares covered thereby on each anniversary of the date of grant. In the event of a Change of Control (as hereafter defined) of the
     Company, however, any unexercisable portion of the options will become immediately exercisable.

(3)  The exercise price is equal to the closing price of the Common Stock as of the date of grant as reported on the New York Stock Exchange Composite
     Tape. The exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee in its discretion.


OPTION EXERCISES DURING 1994
 AND YEAR END OPTION VALUES

   The following table provides information related to options and stock appreciation rights exercised by the named executive officers during the year ended December 31, 1994 and the number and value of options held at year end.

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                 UNDERLYING                 IN-THE-MONEY OPTIONS/
                                                          UNEXERCISED OPTIONS/SARS                  SARS
                                                                 AT FY-END (#)                 AT FY-END ($)(1)
                                                          --------------------------     ---------------------------
                               SHARES
                            ACQUIRED ON       VALUE
                            EXERCISE(#)    REALIZED($)    EXERCISABLE  UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
                            -----------    -----------    -----------  -------------      -----------  -------------
Thomas G. Finck . . . . .       ---            ---          162,500       312,500          $  5,425      $ 72,525

John P. Tatum (2) . . . .      8,333        $229,158         72,416       212,127           320,490       409,222

Nick G. De'Ath    . . . . .     ---            ---           23,750       121,250            32,813       135,938

Robert B. Holland, III  .       ---            ---           43,750       181,250            33,550       188,150

Peter Rugg  . . . . . . .       ---            ---           37,500       162,500            43,750       168,750

- ----------------
(1)  Value at fiscal year end is calculated based on the difference between the option or SAR exercise price and the closing market price of the
     Common Stock at December 30, 1994 multiplied by the number of shares to which the option relates. On December 30, 1994, the closing price as reported by the
     New York Stock Exchange Composite Tape was $34.00.

(2)  Does not include the value realized upon the conversion by Mr. Tatum of
     Debentures into an aggregate of 6,667 shares of Common Stock at the conversion price of $8.00 per


                                      23


     share and the subsequent resale of such shares for the aggregate consideration of $241,753.75.


PENSION PLAN TABLE

   The following table lists estimated annual benefits payable upon retirement under the Company's Retirement Income Plan ("Retirement Plan"), including amounts attributable to the Company's Supplemental Executive Retirement Plan ("SERP"), to participants with varying average earnings levels and years of service.


                                 Years of Credited Service
                    ----------------------------------------------------
Remuneration           10          15         20         25         30
- ----------------    --------   --------   --------   --------   --------
$100,000 . . . .    $ 37,500   $ 38,200   $ 38,800   $ 39,500   $ 40,100

 150,000 . . . .      63,300     64,300     65,300     66,300     67,300

 200,000   . . . .    88,300     89,300     90,300     91,300     92,300

 250,000 . . . .     113,300    114,300    115,300    116,300    117,300

 300,000 . . . .     138,300    139,300    140,300    141,300    142,300

 350,000 . . . .     163,300    164,300    165,300    166,300    167,300

 400,000 . . . .     188,300    189,300    190,300    191,300    192,300

 450,000 . . . .     213,300    214,300    215,300    216,300    217,300

 500,000 . . . .     238,300    239,300    240,300    241,300    242,300

 550,000 . . . .     263,300    264,300    265,300    266,300    267,300

 600,000 . . . .     288,300    289,300    290,300    291,300    292,300


   Payments made under the Retirement Plan and SERP are based on years of service and annual earnings. Salary and wages are included in the calculation of average earnings, but bonuses, overtime, severance pay, overrides, royalties and fringe benefits are excluded.

   Under the Retirement Plan, the benefit which a participant is entitled to receive at his normal retirement date (age 65) is equal to .8% of his average monthly compensation multiplied by his years of service, not to exceed 30 years plus .65% of his excess average monthly compensation multiplied by his years of service, not to exceed 30 years. The Retirement Plan also provides an optional early retirement benefit under which a participant may qualify for a reduced pension after the attainment of age 55 and the completion of ten years of service. Such benefit is further reduced if distribution commences prior to the participant's normal retirement date.

   The SERP provides supplemental benefits to selected employees who are also participants in the Retirement Plan. The benefit levels under the SERP on normal or early retirement are based on the participant's final salary at retirement reduced by the participant's accrued benefit under the Retirement Plan and further reduced by the participant's primary Social Security benefits. A maximum of 50% of the participant's final salary will be payable annually from the SERP. A participant's right to receive a benefit is forfeited in the event a participant's employment is terminated for cause. A participant vests in his retirement benefit over a ten-year period. A participant's vesting is accelerated upon the occurrence of any of the following events (a "Change of Control"): (i) the consummation of a merger or consolidation of the Company, where the Company is not the surviving corporation, or the sale or other transfer of all or substantially all of the Company's assets, (ii) the shareholders of the Company approve a plan of liquidation of the Company, (iii) any person or group becomes, without the prior approval of the Board of Directors, a beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing 25% or more of the Company's then outstanding securities having the right to vote in the election of directors, or (iv) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the directors of the Company, unless the nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office.

   The SERP generally provides that a participant may elect to receive benefits under the SERP in equal monthly installments over a period of 15 years or for the remainder of the lifetime of the participant and his spouse. The Company has purchased life insurance to fund the Company's obligations to participants.

   For the year ended December 31, 1994, the remuneration included in the computation of annual earnings under the Retirement Plan and the SERP for each of the executive officers named in the Summary Compensation Table was as follows: Thomas G. Finck, $590,590; John P. Tatum, $375,000; Nick G. De'Ath, $275,000; Robert B. Holland, III, $350,000; and Peter Rugg, $325,000. The years of credited service under the Retirement Plan and the SERP for each of those individuals was as follows: Thomas G. Finck, 1 John P. Tatum, 13; Nick G. De'Ath, 1; Robert B. Holland, III, 1; and Peter Rugg, 1.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   GENERAL. The Compensation Committee of the Board of Directors of the Company is composed of non-employee directors. The Compensation Committee, as part of its review and consideration of executive compensation, takes into account, among other things, the following goals:

   - Provision of incentives and rewards that will attract and retain highly qualified and productive people;

   -   Motivation of employees to high levels of performance;

   -   Differentiation of individual pay based on performance;

   -   Ensuring external competitiveness and internal equity; and

   -   Alignment of Company, employee and shareholder interests.

   The principal components of executive compensation are base pay, discretionary bonus, and long-term incentives in the form of stock options and convertible debentures. Executive compensation also includes various benefit and retirement programs. The Compensation Committee believes that an emphasis on equity compensation is in the best interests of the Company's shareholders because it more closely aligns management and shareholder interests and maximizes the availability of cash for significant capital expenditures such as those contemplated for development of the Company's Colombian properties.

   Since August 1992, the Company has recruited successors to most of its senior management. In doing so, the Company negotiated separate compensation packages, the principal components of which were base salaries and stock options, with its current Chief Executive Officer, its Senior Vice Presidents (including its Chief Financial Officer, General Counsel and heads of exploration and operations), and several Vice Presidents. Those individuals' compensation packages were determined by negotiations based on what the Compensation Committee and the entire Board of Directors determined to be reasonable and necessary to attract and properly incentivize highly qualified senior executives.

   CHIEF EXECUTIVE OFFICER'S 1994 COMPENSATION. The Compensation Committee determines the compensation of Thomas G. Finck, the Company's Chief Executive Officer and President, and is responsible for making all decisions with regard to his compensation. During 1992, Mr. Finck joined the Company as President and Chief Operating Officer. Mr. Finck's initial base compensation of $360,000, the opportunity for an incentive bonus in the discretion of the Compensation Committee and a stock option grant of 250,000 shares, was a package that resulted from negotiations with Mr. Finck, and was designed to induce Mr. Finck to join the Company and to align a significant portion of his potential compensation to shareholder interests. The Company also agreed to guarantee up to $1.3 million in indebtedness that may be incurred by Mr. Finck to finance the acquisition or construction of his primary residence.

   On January 1, 1993, Mr. Finck, as planned upon the retirement of William
I. Lee, became Chief Executive Officer. Mr. Finck's increased base salary of $480,000 reflected the increase in Mr. Finck's responsibilities.

   During 1994, the Compensation Committee, which during 1994 was composed of Messrs. Hudson, Brewer, McMahon and Morse, considered the progress that had been achieved by the new senior management team in meeting various corporate objectives, including progress in negotiating agreements relating to the Malaysia-Thailand Joint Development Area, raising capital to finance the Company's substantial capital expenditures, restructuring the Company's assets and operations, disposing of non-core assets, resolving various contingencies, and enhancing the Company's reputation, and, based on its assessment of that progress, approved bonuses to various members of senior management, including Mr. Finck who received a bonus of $225,000, and increases in their base salaries. Mr. Finck's base salary was increased to $550,000.

   In considering external competitiveness as part of determining Mr. Finck's compensation, the Committee considered, among other things, executive compensation of other companies, including those listed under "Stock Performance Chart" taking into account perceived differences in the circumstances between the Company and those companies. The Committee has considered the establishment of objective goals as a basis for its executive compensation recommendations, but believes that a subjective assessment of management's performance is more appropriate given the nature of the Company's exploration business, the status of the Company's major assets (including its Colombian and Malaysia-Thailand interests), and the influence on the Company's results of operations and stock price of factors deemed largely beyond management's control (such as fluctuations in the price of oil and gas).

   COMPENSATION COMMITTEE MEMBERS. This report is submitted by the members of the Compensation Committee of the Board of Directors who served as such during 1994:

   Fitzgerald S. Hudson, Chairman
   Herbert L. Brewer
   Michael E. McMahon
   Wellslake D. Morse, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Herbert L. Brewer served as Chairman of the Board and Chief Executive
Officer of Triton Europe and as a Senior Vice President of the Company until his retirement on December 31, 1991.

STOCK PERFORMANCE CHART

   The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1994 with the cumulative total return on the S&P 500 Index and a peer group selected by the Company consisting of businesses engaged in international oil and gas exploration and development. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

The returns of each issuer in the selected peer group have been weighted according to the respective issuer's stock market capitalization as of the beginning of each period.

                           CUMULATIVE TOTAL RETURN

Based on reinvestment of $100 beginning December 31, 1989

                                 Dec. '89     Dec. '90     Dec. '91     Dec. '92     Dec. '93     Dec. '94
                                 --------     --------     --------     --------     --------     --------
Triton Energy Corp . . . . . .     $100          $40         $216         $219         $195         $220

S&P 500-R- . . . . . . . . . .     $100          $97         $126         $136         $150         $152

Custom Composite Index . . . .     $100          $97         $ 77         $ 67         $ 69         $ 68


The 11-Stock Custom Composite Index includes Apache Corp., Enterprise Oil PLC, Lasmo PLC, Louisiana Land & Exploration, Maxus Energy Corp., Murphy Oil Corp. Oryx Energy Company, Pogo Producing Company, Ranger Oil Ltd., Santa Fe Energy Resources Inc., and Union Texas Petroleum Holdings Inc.[ql]

EMPLOYMENT AGREEMENTS

   All executive officers of the Company have executed Employment Agreements with the Company. Among other provisions, these agreements provide that, in consideration for remaining in the employ of the Company, each such officer is entitled, subject to certain conditions, to receive certain benefits in the event of a Change of Control of the Company. If an officer of the Company is terminated for a reason other than (a) his death, disability or retirement, (b) for cause, or (c) his voluntary termination other than for good reason, such officer would be entitled to receive from the Company a lump sum severance payment equal to the sum of the following amounts: (i) the officer's full base salary through his date of termination at the rate then in effect, (ii) an amount equal to two times the officer's annual base salary, (iii) certain relocation and indemnity payments, along with all legal fees and expenses incurred by the officer as a result of the termination, and (iv) in the event the officer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of the Change of Control, an amount equal to the product of (x) 25% multiplied by (y) the amount of any "excess parachute payment" received by the officer as described in the provisions of Section 280G(b) of the Code. In the event that an officer receives a "parachute payment" as the result of a Change of Control, such payment would be deemed to be an "excess parachute payment" if it equals or exceeds 300% of the officer's "base amount," generally the average annual compensation received by the officer over the five most recent tax years. The "excess parachute payment" is computed as that portion of the "parachute payment" which exceeds the "base amount." In addition, unless the officer is terminated for cause, the Company must maintain in full force and effect for the continued benefit of the officer for a two-year period after the date of termination, all benefit plans and programs or arrangements (or similar plans and programs or arrangements) in which the officer was entitled to participate immediately prior to the date of termination.

DIRECTORS' COMPENSATION

   CASH REMUNERATION. During the year ended December 31, 1994 each director who was not also an officer or employee of the Company was entitled to receive $20,000 annually, plus $1,000 (or, beginning April 1994, $2,000 in the case of the committee chairman) for each board or committee meeting attended. Members of the Board of Directors are also reimbursed for travel expenses to meetings of the Board of Directors and its committees.

   RETIREMENT PLAN FOR DIRECTORS. The Company has adopted a retirement plan for Directors to provide certain benefits to outside directors of the Company. In order to be entitled to receive any benefits under the retirement plan for Directors, a director must have served as an "outside director" for an aggregate of not less than five complete years or, if a director has served less than an aggregate of five complete years as an "outside director," (i) have had his service on the board as an "outside director" terminated due to death or disability or (ii) have a Change of Control of the Company occur while he was a director. An "outside director" is defined in the retirement plan as a director who is not a full or part-time employee of the

Company or who, other than as a director, does not act, directly or indirectly, for the Company under any consulting contract or agreement for the provision of services which provides for compensation in excess of $60,000 during any fiscal year.

   Benefits under the Retirement Plan for Directors are payable quarterly and commence at the beginning of the Company's fiscal quarter next following the later of the date on which a director (i) attains age 65 or (ii) retires from the Board of Directors; provided that if a director retires from the board due to his death or disability, the payments to such director or his estate will commence at the beginning of the Company's fiscal quarter next following the date of such director's death or retirement, as the case may be. The payment of benefits continue for a period equal to the lesser of (i) the number of years and parts thereof, rounded upwards to the nearest six months, during which such director served as an outside director or (ii) ten years. The Company may elect in its discretion to pay a retired director, with the consent of such director or his estate, a lump sum.

   Under the Retirement Plan for Directors, the total benefits payable to a director for each year that he receives benefits thereunder are equal to the greater of (i) the annual stipend payable to such director effective for the fiscal year of the Company in which he retires or (ii) the annual stipend payable to such director for the Company's fiscal year prior to the fiscal year in which he retires.

   STOCK OPTION GRANTS.   Pursuant to the Company's Amended and Restated
1992 Stock Option Plan, on November 15 of each year, outside directors automatically receive grants of nonqualified stock options to purchase 15,000 shares of Common Stock. The options become exercisable at the rate of 33 1/3% per year on each anniversary of the date of grant and terminate on the tenth anniversary of the date of grant. The exercise price of the options is equal to fair market value of the Common Stock on the date of grant. Each of Messrs. Brewer, Cook, Eubank, Hendricks, Hudson, Lee, Lewis, McMahon, Morse, Williamson and Winters on November 15, 1994 received options to purchase 15,000 shares of Common Stock at an exercise price of $36.25.

    STOCK APPRECIATION RIGHTS PLAN. Effective November 12, 1987, the Company adopted the Triton Energy Corporation 1988 Stock Appreciation Rights Plan (the "SAR Plan"). Under the SAR Plan, Stock Appreciation Rights ("SARs") equivalent in the aggregate of up to 200,000 shares of Common Stock, subject to adjustment as provided below, may be granted from time to time to non-employee directors of the Company. Presently, there are eleven directors eligible to participate in the SAR Plan.

   The SAR Plan is administered by the Board of Directors; however, the Board of Directors may in its discretion at any time delegate such administrative authority to a committee of the Board of Directors comprised of disinterested directors.

   An SAR, upon exercise, will allow the holder thereof to receive in cash the difference between the SAR's Price and the fair market value of the shares of Common Stock covered by the SAR on the date of exercise. The "SAR's Price" is established by the Board of Directors at the time the SARs are granted, at a price not less than the fair market value (but in no event less than the par value) of the shares of Common Stock covered by such SARs on the date of grant.

   Subject to the conditions described below, SARs granted under the SAR Plan generally become exercisable after one year following the date of grant with respect to 50% of the shares of Common Stock covered thereby. The remaining 50% increment becomes exercisable two years from the date of grant.

   The period during which an SAR may be exercised is specified in the Stock Appreciation Rights Agreement (the "SAR Agreement") with respect to each SAR granted. In any event, such period shall terminate at the earliest of (i) the expiration of 10 years from the date on which such SARs were granted, (ii) the expiration of three months from the date on which the holder terminates his or her membership on the Board of Directors except by reason of death or disability, or (iii) the expiration of 12 months after the holder's membership on the Board of Directors is terminated by reason of such holder's death or disability.

   The exercise price is subject to appropriate adjustment upon (i) the issuance of stock dividends and (ii) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock. The SAR Plan reserves the right of the Board of Directors to accelerate the time at which any SAR shall become exercisable. The form of SAR Agreement also provides that in the event of a Change of Control all SARs shall automatically be accelerated and exercisable in full. All SARs are non-transferable except by will or the laws of descent and distribution.

   The SAR Plan will terminate on November 12, 1997. The Board of Directors may amend, suspend or discontinue the SAR Plan. However, absent the consent of the holder of an SAR, no such amendment or suspension may substantially impair such holder's SAR Agreement. During the year ended December 31, 1994, Mr. Eubank realized $263,750.00 upon exercise of SARs.

   OTHER.  Since January 1, 1993, when he ceased to serve as Chief
Executive Officer of the Company, Mr. Lee has received a monthly consulting fee of $15,000.

DEBENTURE PURCHASE

   In April 1994, the executive officers of the Company purchased from the Company an aggregate of $6,281,250 principal amount of Debentures convertible into shares of the Company's Common Stock at the conversion price of $25.125 per share, the market value of the Common Stock at the date of purchase. The consideration for the Debentures given by each executive officer was a personal promissory note payable to the Company in a principal amount equal to the principal amount of the debentures purchased. As a result, the executive officers were indebted to the Company in the following amounts. The notes bear interest at the rate of prime (the interest rate payable by the Company under the debentures) plus 1/8% per annum.



                                                            PRINCIPAL AMOUNT OF
          NAME                       POSITION                  INDEBTEDNESS
- ------------------------  --------------------------------  ------------------
Thomas G. Finck           President and Chief Executive         $1,507,500
                           Officer
John P. Tatum             Executive Vice President,              1,256,250
                           Operations
Nick G. De'Ath            Senior Vice President,                   753,750
                           Exploration
Robert B. Holland, III    Senior Vice President, General        1,005,000
                           Counsel and Secretary
Peter Rugg                Senior Vice President and              1,005,000
                           Chief Financial Officer
A. E. Turner, III         Senior Vice President,                   753,750
                           Operations

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   By letter dated February 10, 1993, the Company requested proposals from several independent accountants, including KPMG Peat Marwick, the Company's former independent accountants, to perform audit services regarding the Company's financial statements. On February 23, 1993, KPMG Peat Marwick advised the Company that it declined to submit such a proposal and instead resigned as the Company's independent accounting firm.

   The report of KPMG Peat Marwick on the Company's financial statements for the 1992 fiscal year ended May 31, 1992 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during the fiscal year ended May 31, 1992, and any subsequent interim periods during which KPMG Peat Marwick served as the Company's independent accountants, there have been no disagreements with KPMG Peat Marwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. In its last annual management letter, KPMG Peat Marwick commented upon what it considered to be certain material weaknesses in the Company's internal control structure. The Company does not consider the subsidiaries to which the material weaknesses related to be material to the value of the Company taken as a whole. The Company has authorized KPMG Peat Marwick to respond fully to any inquiries by any successor independent accountants concerning all of the above matters.

   After soliciting and considering proposals from accounting firms, the Board of Directors selected Price Waterhouse as the Company's independent accounting firm for its fiscal years ending May 31, 1993 and 1994. The Company has elected to change its fiscal year from May 31 to December 31. Price Waterhouse has also been selected as the Company's independent accounting firm for the seven month transition period ending December 31, 1994. Representatives of Price Waterhouse will be present at the Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they desire.

   During the Company's two preceding fiscal years through the date on which Price Waterhouse was engaged, neither the Company nor anyone acting on its behalf consulted Price Waterhouse regarding either the application of accounting principles to a completed or proposed specific transaction, the type of audit opinion that might be rendered on the Company's financial statements, or any accounting disagreement or reportable event of the type described in paragraphs 304(a)(1)(iv) or (v) of Regulation S-K promulgated by the Securities and Exchange Commission.


                          SECTION 16 REQUIREMENTS

   Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the NYSE. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1994, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.


                            SHAREHOLDER PROPOSALS

   Any shareholder who desires to present proposals to the Company's 1996
Annual Meeting of Shareholders of the Company and to have such proposals set forth in the proxy statement mailed in conjunction with such Annual Meeting must submit such proposals to the Company no later than ___________, 1995. Any shareholder may submit any such proposal to Triton Energy Corporation,
Attention: Robert B. Holland, III, Esq., Senior Vice President,

General Counsel and Secretary, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206. All shareholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act.


                                  OTHER MATTERS

   The Annual Report to Shareholders for the period ended December 31, 1994, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the Annual Meeting.

   A COPY OF THE COMPANY'S TRANSITION REPORT ON FORM 10-K FOR THE TRANSITION PERIOD ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO TRITON ENERGY CORPORATION, ATTN: INVESTOR RELATIONS, 6688 NORTH CENTRAL EXPRESSWAY, SUITE 1400, DALLAS, TEXAS 75206 (TELEPHONE (214) 691-5200). THE COMPANY WILL ALSO FURNISH SUCH TRANSITION REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO INVESTOR RELATIONS, AND CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 1995. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A $.15 PER PAGE FEE.

   The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation thereof will be borne by the Company.

   Georgeson & Co., Inc. has been retained by the Company to aid in the solicitation of proxies, for a fee of _____________________________ if assigned and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company who will not receive additional compensation for such services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held by such persons, and the Company will reimburse them for reasonable expenses incurred by them in connection therewith.

   All information contained in the Proxy Statement relating to the occupations and security holdings of directors and executive officers of the Company is based upon information received from the individual directors and executive officers.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE ADDRESSED TO THE COMPANY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                 By Order of the Board of Directors



                                 Robert B. Holland, III
                                 SECRETARY

Dallas, Texas


April __, 1995

                                  APPENDIX A
                          AGREEMENT AND PLAN OF MERGER


   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), made this __________ day of _________, 1995, by and between Triton Energy Corporation, a Texas corporation ("Triton-Texas"), and Triton Energy Corporation, a Delaware corporation and a wholly-owned subsidiary of Triton-Texas ("Triton-Delaware") (the two corporate parties hereto being sometimes collectively referred to as the "Constituent Corporations"),

                           W I T N E S S E T H :
                           - - - - - - - - - -

   WHEREAS, the Boards of Directors of Triton-Texas and Triton-Delaware have determined that the proposed merger (the "Merger") of Triton-Texas with Triton-Delaware upon the terms hereinafter set forth is advisable and in the best interests of the shareholders of such corporations and the Boards of Directors of Triton-Texas and Triton-Delaware have adopted and approved this Agreement and both such Boards of Directors have directed that this Agreement be submitted to the shareholders of Triton-Texas and Triton-Delaware for their approval; and

   WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986; and

   WHEREAS, as and when required by the provisions of this Agreement, all such action as may be necessary or appropriate shall be taken by Triton-Texas and Triton-Delaware, as appropriate, in order to consummate the Merger;

   NOW, THEREFORE, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

                                     ARTICLE I

                                      General

   1.1 AGREEMENT TO MERGE. The parties to this Agreement agree to effect the Merger herein provided for, subject to the terms and conditions set forth herein.

   1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall be effective in accordance with the laws of the States of Texas and Delaware. The date and time the Merger becomes effective is referred to as the "Effective Time of the Merger".

   1.3 SURVIVING CORPORATION. Upon the Effective Time of the Merger, Triton-Texas shall be merged with and into Triton-Delaware, and Triton-Delaware shall be the surviving corporation, governed by the laws of the State of Delaware (hereinafter sometimes called the "Surviving Corporation").

   1.4   CERTIFICATE/ARTICLES OF INCORPORATION AND BYLAWS.  Upon the
Effective Time of the Merger, the Certificate of Incorporation and Bylaws of Triton-Delaware in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its Certificate of Incorporation and Bylaws in accordance with the laws of the State of Delaware and the provisions of the Certificate of Incorporation.

   1.6   DIRECTORS AND OFFICERS.  The directors and officers of
Triton-Texas in office at the Effective Time of the Merger shall be and constitute the directors and officers of the Surviving Corporation, each holding the same office and/or directorship in the Surviving Corporation as he or she held in Triton-Texas for the terms elected and/or until their respective successors shall be elected or appointed and qualified.

   1.7   EFFECT OF THE MERGER.  On and after the Effective Time of the
Merger, the separate existence of Triton-Texas and Triton-Delaware shall cease and the Surviving Corporation shall succeed, without further action, to all the properties and assets of Triton-Texas and Triton-Delaware of every kind, nature and description and to Triton-Texas's and Triton-Delaware's business as a going concern. The Surviving Corporation shall also succeed to all rights, title and interests to all real estate and other property owned by Triton-Texas or Triton-Delaware without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon. All liabilities and obligations of Triton-Texas or Triton-Delaware shall become the liabilities and obligations of the Surviving Corporation, and any proceedings pending against Triton-Texas or Triton-Delaware will be continued as if the Merger had not occurred.

   1.8 FURTHER ASSURANCES. Triton-Texas hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action and give such assurances as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article I and otherwise to carry out the intent and purposes thereof. Triton-Delaware, as the Surviving Corporation, agrees that it will promptly pay to any dissenting shareholder of any Constituent Corporation, in accordance with the applicable provisions of Texas or Delaware law, as applicable, such amount as such dissenting shareholder shall be entitled to receive under Texas or Delaware law, as applicable, as a dissenting shareholder.

                                    ARTICLE II

                 Capital Stock of the Constituent Corporations

   2.1   TRITON-DELAWARE CAPITAL STOCK.  Upon the Effective Time of the
Merger, by virtue of the Merger and without any action on the part of Triton-Texas, Triton-Delaware or the holders of any of the common stock ("Triton-Delaware Common Stock") of Triton-Delaware, each issued and outstanding share of Triton-Delaware Common Stock shall be cancelled.

   2.2   TRITON-TEXAS CAPITAL STOCK.  Upon the Effective Time of the
Merger, by virtue of the Merger and without any action on the part of Triton-Texas, Triton-Delaware or the holders of any of the common stock ("Triton-Texas Common Stock") of Triton-Texas, (i) each issued and outstanding share of Triton-Texas Common Stock, including any rights attached thereto, and each share of Common Stock of Triton-Texas, including any rights attached thereto, held in the treasury of Triton-Texas, shall be converted into one share of Triton-Delaware Common Stock, (ii) each issued and outstanding share of Triton-Texas Series A Preferred Stock, and each share of Triton-Texas Series A Preferred Stock held in the treasury of Triton-Texas, shall be converted into one share of Triton-Delaware Series A Preferred Stock and (iii) each issued and outstanding share of Triton-Texas 5% Convertible Preferred Stock, and each share of Triton-Texas 5% Convertible Preferred Stock held in the treasury of Triton-Texas, shall be converted into one share of Triton-Delaware 5% Convertible Preferred Stock.


                                  ARTICLE III

                            Termination and Amendment

   3.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after action thereon by the shareholders of the Constituent Corporations, by the mutual written consent of the Boards of Directors of Triton-Texas and Triton-Delaware.

   3.2 CONSEQUENCES OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 3.1 hereof, this Agreement shall be of no further force or effect.

   3.3 MODIFICATION, AMENDMENT, ETC. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the shareholders of the Constituent Corporations, by the party entitled to the benefits thereof, and this Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of the Constituent Corporations, to the full extent permitted by the corporate laws of the States of Texas and Delaware. Any waiver, modification or amendment shall be effective only if reduced to writing and executed by the duly authorized representatives of the Constituent Corporations.

                                   ARTICLE IV

                                  Miscellaneous

   4.1 EXPENSES. The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger herein provided for.

   4.2 HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

   4.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original instrument, and all such counterparts together shall constitute only one original.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by an officer duly authorized thereunto as of the date first above written.

                              Triton Energy Corporation, a Texas
                                corporation


                              By______________________________________

                              Its_____________________________________




                              Triton Energy Corporation, a Delaware
                                corporation


                              By_____________________________________

                              Its____________________________________

                            TRITON ENERGY CORPORATION

                     PROXY - ANNUAL MEETING OF SHAREHOLDERS

P
R
O         The undersigned hereby appoints Thomas G. Finck and Robert B. Holland,
X    III, each with power to act without the other and with full power of
Y substitution, as Proxies to represent and to vote, as designated on the reverse side, all stock of Triton Energy Corporation owned by the undersigned, at the Annual Meeting of Shareholders to be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231 on Thursday, May 11, 1995, ______________ A.M., local time, upon such business as may properly come before the meeting or any adjournment including the following as set forth on the reverse side.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
     DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, (II) FOR APPROVAL OF THE REINCORPORATION OF THE COMPANY FROM TEXAS TO DELAWARE BY APPROVING THE AGREEMENT AND PLAN OF MERGER BETWEEN TRITON ENERGY CORPORATION, A TEXAS CORPORATION, AND TRITON ENERGY CORPORATION, A DELAWARE CORPORATION AND (III) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
             (Continued, and to be signed and dated on reverse side)

                                                                 /x/ PLEASE MARK
                                                                    YOUR CHOICES
                                                                       LIKE THIS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          -------------------------
               COMMON

1. Election as Directors of the nominees listed below (except as indicated to the contrary below).

Nominees: Thomas G. Finck, Fitzgerald S. Hudson,
          William I. Lee, ____________________and_____________________

FOR                      WITHHELD

/ /                         / /

                    /  /
                        -------------------------------------------
                        For all nominees except as noted above

2. Approval of reincorporation of the Company from Texas to Delaware by approving the Agreement and Plan of Merger between Triton Energy Corporation, a Texas corporation, and Triton Energy Corporation, a Delaware corporation, as more fully described in the accompanying Proxy Statement.

FOR                      AGAINST                       ABSTAIN

/ /                       / /                            / /

3. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

Please date, sign exactly as shown herein and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.

Signature:                                      Date
           ---------------------------------        ------------------------

Signature:                                      Date
           ---------------------------------        ------------------------